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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 333-30847 of EPIQ Systems, Inc. on Form S-8, in Registration Statement No. 333-57952 of EPIQ systems, Inc. on Form S-8, in Registration Statement No. 333-101233 of EPIQ Systems, Inc. on From S-8, and in Registration Statement No. 333-101232 of EPIQ Systems, Inc. on Form S-3 of our report dated March 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), appearing in the Annual Report on Form 10-K of EPIQ Systems, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
March 11, 2003

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  Exhibit 23.1